Viad Corp Appoints New Independent Director, Joshua E. Schechter, and Reaches Agreement With JCP Group

PHOENIX, April 13, 2015 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced that it has entered into an agreement with a group of investors represented by JCP Investment Partnership, LP (collectively, the "JCP Partnership group") to appoint Joshua E. Schechter, a representative of the group, to its Board of Directors, effective immediately. Mr. Schechter is also being appointed to the Corporate Governance and Nominating Committee of the Viad Board. With the addition of Mr. Schechter, the Viad Board will comprise 10 directors, nine of whom are independent.

"We are pleased to welcome Josh to the Viad Board of Directors," said Richard H. Dozer, Chairman of Viad. "Josh is a knowledgeable investor with considerable Board experience who will add a fresh perspective to Viad's Board. Following a productive dialogue with Josh and members of the JCP Partnership group regarding Viad's strategic plan, we are confident that he will help ensure the Company continues to enhance shareholder value through the advancement of its growth initiatives and disciplined capital allocation."

Joshua Schechter said, "I am pleased to have the opportunity to join Viad's Board. Following constructive discussions with Viad's Board and senior management team, I believe we share many of the same priorities and are aligned in our commitment to substantial value creation for all Viad shareholders. I look forward to working collaboratively with the rest of the Viad Board to build upon the solid foundation in place and position the Company for continued success."

"We appreciate the constructive approach of the Viad team and believe this agreement is in the best interests of all Viad shareholders," said James C. Pappas, Managing Member of JCP Investment Management, LLC. "We are confident that the addition of Josh to the Viad Board, with his deep experience and strong track record, will help the company achieve its goals and will contribute to Viad's success."

Under the terms of the agreement, the members of the JCP Partnership group have agreed to vote their shares in favor of the election of the Company's slate of directors at Viad's 2015 Annual Meeting and to abide by certain standstill provisions. In addition, JCP Partnership has withdrawn its notice of intent to nominate director candidates to stand for election at Viad's 2015 Annual Meeting.

The complete agreement between the JCP Partnership group and Viad will be filed in a Form 8-K with the Securities and Exchange Commission.

Wachtell, Lipton, Rosen & Katz is serving as Viad's legal advisor, and J.P. Morgan Securities LLC is serving as financial advisor.

About Joshua E. Schechter
Joshua E. Schechter has served as a director of Aderans, Co. Ltd., a multi-national company engaged in the hair-related business, since August 2008, and is the Executive Chairman of Aderans America Holdings, Inc. From 2001 to 2013, Mr. Schechter served as Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor, and from 2008 to 2013, Mr. Schechter served as co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter previously served on the Board of Directors of The Pantry, Inc., a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from March 2014 until the completion of its sale in March 2015. From 2005 until 2008, Mr. Schechter served on the Board of Directors of WHX Corporation, a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Mr. Schechter was also a member of the Board of Directors of Puroflow, Inc., a provider of a full range of power industry and telecommunications infrastructure services, from 2001 until 2003. Mr. Schechter earned an MPA in Professional Accounting, and a BBA from The University of Texas at Austin.

About Viad
Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, composed of Global Experience Specialists and affiliates, and its Travel & Recreation Group, composed of Brewster Travel Canada, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the Company's Web site at www.viad.com.

Forward-Looking Statements
As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts:
Joele Frank, Wilkinson Brimmer Katcher	Viad Corp
Steve Frankel, Tim Lynch or Joseph Sala	Carrie Long
(212) 355-4449	(602) 207-2681
IR@viad.com

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